                                                  securities and exchange commission
                                                         Washington, DC 20549

                                                               FORM N-8A

                                      NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                                                 OF THE INVESTMENT COMPANY ACT OF 1940

         The  undersigned  investment  company  hereby  notifies the  Securities and Exchange  Commission  that it registers  under and pursuant  to the  provisions  of  Section 8(a)  of the  Investment  Company Act of 1940 and in  connection  with such  notification  of registration submits the following information:

Name:  Oppenheimer Tremont Opportunity Fund, LLC

Address of Principal Business Office (No. & Street, City, State Zip Code):

6803 South Tucson Way
Englewood, CO  80112

Telephone Number (including area code):  (303) 768-3200

Name and address of agents for service of process:

Oppenheimer Tremont Opportunity Fund, LLC
Katherine P. Feld
Vice President and Senior Counsel
OppenheimerFunds, Inc.
6803 South Tucson Way
Englewood, CO  80112

copies to:
Kenneth S. Gerstein, Esq.
Schulte Roth &Zabel LLP
919 Third Avenue
New York, New York 10022

Check Appropriate Box:

Registrant is filing a Registration  Statement  pursuant to Section  8(b) of the Investment  Company Act of 1940  concurrently with the filing of form N-8A:

Yes  X            No  __
     -

                                                              SIGNATURES

         Pursuant  to the  requirements  of the  Investment  Company  Act of 1940,  the  registrant  has caused  this  notification  of registration to be duly signed on its behalf in the City of New York and State of New York on the 16th day of October, 2001.

                                            OPPENHEIMER TREMONT OPPORTUNITY
                                                     FUND, LLC
                                            (Name of Registrant)

                                            By:      /s/  John V. Murphy
                                                     -----------------------------------------------------
                                                     Name:  John V. Murphy
                                                     Title:    Manager

Attest:  /s/  Katheine P. Feld
         -----------------------------------

Vice President & Senior Counsel,
OppenheimerFunds, Inc.
--------------------------------------------
                  (Title)